Exhibit 99.1

CoreStreet, Ltd.

FINANCIAL STATEMENTS

Year Ended December 31, 2008

Nine Months Ended September 30, 2009

CoreStreet, Ltd.

FINANCIAL STATEMENTS

i

INDEPENDENT AUDITOR’ REPORT

To the Board of Directors

CoreStreet, Ltd.

Cambridge, Massachusetts

We have audited the accompanying balance sheet of CoreStreet, Ltd. (a Delaware corporation) as of December 31, 2008 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test bsis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management. As well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CoreStreet, Ltd. as of December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying balance sheet of CoreStreet, Ltd. as of September 30, 2009, and the related statements of income and cash flows for the periods ended September 30, 2009 and 2008 and the accompanying statements of stockholders’ equity for the period ended September 30, 2009 were not audited by us and, accordingly, we do not express an opinion on them.

/s/ Levine, Katz, Nannis + Solomon, PC
Levine, Katz, Nannis + Solomon, PC

Needham, MA
March 1, 2010

CoreStreet, Ltd.

BALANCE SHEETS

(In dollars, unaudited)

	September 30 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,561,395	$2,147,605
Accounts receivable	1,996,537	1,169,81
Prepaid and other current assets	69,608	107,685
Total current assets	3,627,540	3,424,471
Property, Equipment and Improvements
Computer and telecommunication equipment	389,112	386,360
Furniture and fixtures	98,489	98,489
Leasehold improvements	53,726	53,726
Total	541,327	538,575
Accumulated depreciation	(522,061)	(499,600)
Net property, equipment and improvements	19,266	38,975
Other Assets
Cash, restricted	19,632	19,632
Accounts receivable, noncurrent	—	27,694
Other assets	7,963	4,671
Total other assets	27,595	51,997
Total assets	$3,674,401	$3,515,443
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of note payable, customer	$4,884,615	$2,993,189
Accounts payable	361,323	327,149
Accrued expenses	306,251	336,633
Deferred revenue	2,360,413	2,187,392
Total current liabilities	7,912,602	5,844,363
Long-Term Liabilities:
Note payable, customer, net of current portion	6,734,357	8,387,040
Deferred rent	9,624	962
Total long-term liabilities	6,743,981	8,388,002
Total liabilities	14,656,583	14,232,365

Commitments and contingencies (Note D)

Stockholders’ equity:
Preferred stock, Series B convertible, liquidation preference: $23,544,863	10,073,011	10,073,011
Preferred stock, Series A convertible, liquidation preference: $6,156,312	4,287,621	4,287,621
Common stock	56,335	56,135
Additional paid-in capital	2,050,727	1,863,563
Additional paid-in capital, warrants	24,069	24,069
Accumulated deficit	(27,473,945)	(27,021,321)
Total CoreStreet stockholder’s equity	(10,982,181)	(10,716,922)
Total liabilities and stockholders’ equity	$3,674,402	$3,515,443

See accompanying notes.

CoreStreet, Ltd.

STATEMENTS OF OPERATIONS

(In dollars, unaudited)

	Nine Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)

Net revenues	$5,004,449	$4,739,637	$6,627,288
Cost of revenues	878,745	791,364	1,034,847
Gross profit	4,125,704	3,948,273	5,592,441

Operating expenses:
Sales and marketing	2,186,221	2,556,716	3,299,280
Research and development	745,287	907,153	1,192,060
General and administration	1,415,781	1,413,408	1,872,924
Total operating expenses	4,347,289	4,877,277	6,364,264
Loss from operations	(221,585)	(929,004)	(771,823)

Other income (expense):
Interest income	7,703	24,726	34,866
Interest expense	(238,742)	(371,175)	(528,178)
Total other income (expense), net	(231,040)	(346,449)	(493,312)
Loss before income tax and non-controlling interest	(452,623)	(1,275,453)	(1,265,135)
Income tax provision	—	—	—
Net loss attributable to CoreStreet stockholders	$(452,624)	$(1,275,453)	$(1,265,135)

See accompanying notes.

CoreStreet, Ltd.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands except share data, unaudited)

	Series A Preferred		Series B Preferred		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 2007	4,150,649	$4,236	5,243,062	$8,634	5,392,911	$56	$1,641	$(25,756)	$(11,189)
Stock-based comp expense	—	—	—	—	—	—	240	—	240
Stock option exercises	—	—	—	—	32,630	—	17	—	17
Warrant exercises	41,679	40	—	—	—	—	—	—	40
Issuance of preferred stock	—	—	914,488	1,500	—	—	—	—	1,500
Cost of preferred stock issuance	—	—	—	(59)	—	—	—	—	(59)
Accretion of stock issuance costs	—	12	—	22	—	—	(34)	—	—
Issuance of warrants	—	—	—	(24)	—	—	24	—	—
Net loss, 2008	—	—	—	—	—	—	—	(1,265)	(1,265)
Balances, December 31, 2008	4,192,328	$4,288	6,157,550	$10,073	5,425,541	$56	$1,888	$(27,021)	(10,717)
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	180	—	180
Stock option exercises (unaudited)	—	—	—	—	20,000	—	7	—	7
Net loss, 2009 (unaudited)	—	—	—	—	—	—	—	(453)	(453)
Balances, September 30, 2009 (unaudited)	4,192,328	$4,288	6,157,550	$10,073	5,445,541	$56	$2,075	$(27,474)	$(10,982)

See accompanying notes

CoreStreet, Ltd.

STATEMENTS OF CASH FLOWS

(In dollars, unaudited)

	Nine Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	$(452,624)	$(1,275,454)	$(1,265,135)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accrued interest on note payable	238,742	371,175	528,178
Depreciation and amortization of fixed assets	22,536	35,104	47,296
Stock-based compensation expense	180,364	179,626	239,505
Accounts receivable	(799,662)	160,157	(132,179)
Prepaid and other current assets	34,710	29,633	12,925
Accounts payable and accrued expenses	3,792	(249,015)	(255,070)
Deferred rent	8,662	(29,775)	(35,429)
Deferred revenue	173,021	18,041	103,701
Net cash provided by (used in) operating activities	(590,458)	(760,508)	(756,208)

Cash flows from investing activities:
Purchases of property and equipment	(2,753)	(5,878)	(10,030)
Net cash provided by (used in) investing activities	(2,753)	(5,878)	(10,030)

Cash flows from financing activities:
Proceeds from notes payable, customer	—	500,000	500,000
Proceeds from exercise of stock options	7,000	—	17,670
Proceeds from exercise of warrants	—	40,383	40,383
Proceeds from issuance of preferred stock, net of costs	—	1,440,581	1,440,581
Net cash provided by (used in) financing activities	7,000	1,980,964	1,998,634
Effect of exchange rate changes on cash and cash equivalents	—	—	—
Net increase (decrease) in cash and cash equivalents	(586,210)	1,214,578	1,232,396
Cash and cash equivalents, beginning of period	2,147,605	915,209	915,209
Cash and cash equivalents, end of period	$1,561,395	$2,129,787	$2,147,605

See accompanying notes.

CoreStreet, Ltd.

NOTES TO FINANCIAL STATEMENTS

A.            Description of Business

CoreStreet, Ltd. (“the Company”) is the leading provider of technology used in the convergence of physical and IT security, from buildings to computer networks, applications to devices. Selected by the U.S. Department of Defense and other top military and security organizations worldwide. CoreStreet solutions utilize advanced technology and cryptographic algorithms to enable the world’s government and business enterprises to authorize critical events, ranging from opening secure, signed e-mail and documents to granting physical access to sensitive locations.

The Company is subject to risks common among growing technology based companies, including rapid technological change, product release schedules, government regulation, legal uncertainties, security, competition, dependence on key personnel, pricing, limited operating history, dependence on intellectual property, rights infringement and the need to secure adequate financing.

B.            Summary of Significant Accounting Policies

1.                                      Basis of presentation — These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. Presented alongside the audited financial statements for the year ended December 31, 2008 are unaudited interim financial statements for the nine months ended September 30, 2009 and a statement of operations for the nine months ended September 30, 2008. The preparation and presentation of the unaudited interim financial statements are consistent with that of the audited financial statements.

2.                                      Uncertainties - As shown in the accompanying financial statements, the Company incurred a net loss of $1,265,135 for the year ended December 31, 2008 and has an accumulated deficit of $27,021,321 at December 31, 2008. During the year ended December 31, 2008 the Company was unable to achieve the revenue levels necessary to support its operations. Accordingly during fiscal year 2008, the Company incurred additional debt of $500,000 as discussed in Note C.

As a result of its focus on profitable product lines and current contracts for future years, as well as an additional equity raise, the Company had sufficient cash-flow to fund operations for fiscal year 2008. Company management believes that with the Company’s continued focus on existing successful product lines and its existing renewal base of maintenance and support contracts, combined with the new presidential administration’s focus on cyber security that it will have sufficient cash-flow from operations for the year ended December 31, 2009 and beyond.

The Company’s ability to meet its future obligations and continue operations depends upon future events, including the eventual achievement of profitable operations and securing additional financing, if necessary. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.                                      Estimates - The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates relate primarily to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement actual results may differ from estimated amounts.

4.                                       Cash and cash equivalents - For purposes of financial statement presentation, the Company considers all highly liquid instruments with maturities of three months or less to be cash and cash equivalents.

5.                                      Accounts receivable - The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on its history of past write-offs, collections and current credit conditions. No allowance was recorded at September 30, 2009 and December 31, 2008, as all accounts receivable are deemed collectible. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. A trade receivable is considered past due if it is outstanding past its original due date. No interest or other fees are charged on trade receivables that are past due.

6.                                      Property, equipment, improvements and depreciation - Property, equipment and improvements are stated at cost. Depreciation is provided over the estimated useful lives of the assets, which are three years, by the straight-line method. Depreciation expense for the nine months ended September 30, 2009 and 2008, and year ended December 31, 2008, was $22,536, $35,104 and $47,296, respectively. Maintenance and repairs are charged to expense as incurred.

7.                                      Revenue recognition - The Company generates revenue primarily from software license fees, maintenance agreements, and engineering services projects.

The Company recognizes revenue from software license arrangements in accordance with Statement of Position 97-2, “Software Revenue Recognition”. Software license fees are recognized when there is persuasive evidence of an arrangement with the customer, delivery has occurred, the fee is fixed and determinable and collectability is deemed probable. If the fee is determined not to be fixed and determinable because it is based on the number of units to be copied or used by the customer, then the revenue is recognized when the payments from the customer are due, assuming all other criteria for revenue recognition have been met. In arrangements where customers have the right to make multiple copies of the Company’s software under a master license agreement, the revenue is recognized when the Company has delivered the source or object code, assuming all other criteria for revenue recognition have been met.

For software arrangements with multiple elements, the Company recognizes revenue in accordance with SOP 98-9, “Modification of SOP 97-2. Software Revenue Recognition with Respect to Certain Transactions” (SOP 98-9). Under SOP 98-9, the fair value of the undelivered elements (primarily services and post contract customer support), based on vendor specific objective evidence (“VSOE”), is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements (i.e. software license). VSOE of fair value for the services element is based upon the standard hourly rates that the Company charges for services, which are separately priced in the contract. VSOE of fair value for annual post-contract customer support is established based upon the stated future renewal rates. VSOE of fair value for post contract customer support was established in 2007, based upon sufficient renewals at the stated rates in the software arrangements.

Revenue from post-contract customer support services is recognized ratably over the life of the contract. Engineering service projects are performed on a time and materials basis and revenue is recognized as the services are performed or as milestones are met.

8.                                      Research and development expenses - Expenditures for research activities related to product development prior to reaching technological feasibility are expensed as incurred. Research and development expenses are $745,287, $907,153 and $1,192,060 for the nine months ended September 30, 2009 and 2008, and the year ended December 31, 2008, respectively.

9.                                      Advertising - The Company expenses advertising and marketing costs when they are incurred. Advertising and marketing expense is $171,759, $210,089 and $276,724 for the nine months ended September 30, 2009 and 2008, and the year ended December 31, 2008, respectively, and is included in selling and marketing expense in the accompanying statements of operations.

10.                                Income taxes - Deferred income taxes are the result of the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. A valuation allowance has been provided against deferred income tax assets since management believes recoverability of the assets is not reasonably assured.

11.                                Stock-based compensation - On January 1, 2006, the Company adopted SFAS 123R. “Share-Based Payment” issued by the Financial Accounting Standards Board. This statement is a revision of SFAS 123. “Accounting for Stock-Based Compensation”, and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance. SFAS I23R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The statement requires entities to recognize stock compensation expense for awards of equity instruments to employees based on the grant-date fair value of those awards (with limited exceptions), measured using either current market data or an established option-pricing model. SFAS I23R is effective for all options issued or modified after January 1, 2006. The Company accounts for stock-based awards to employees and members of the Board of Directors issued prior to January 1, 2006 using the calculated-value method. Under the calculated-value method, compensation associated with stock awards to employees is determined as the difference, if any, between the current fair value of the underlying common stock on the date compensation is measured and the price an employee must pay to exercise the award. Stock awards to nonemployees are accounted for using the fair-value method. The measurement date for nonemployee awards is generally the date services are complete.

C.            Note Payable, Customer and Collaborative Development Services Agreement

During 2004, the Company entered into a collaborative development services agreement (the “Agreement”) with a customer for the purpose of applying and combining their technologies in the areas of access control hardware and software, and for developing, commercializing and sharing the proceeds received from the products derived. Under the Agreement, the Company was reimbursed by its customer for development costs incurred, as defined in the Agreement. The Company also granted a non-exclusive license to its customer to utilize its access control software technology, as defined in the Agreement. Profits from products developed shall be allocated between the parties based on distribution agreements to be agreed upon at the point of commercialization, which had not been achieved as of September 30, 2009. This Agreement was amended during 2005 such that the customer no longer funds the development costs outright.

In December 2005, the Company and this customer entered into a debt financing agreement, under which the Company may borrow up to $10 million. At December 31, 2008, the outstanding balance is $10 million. Principal and interest are due four years from the advance date. Interest accrues quarterly at the 90 day LIBOR rate plus 2% (4.22% and 7.13% at December 31, 2008 and 2007, respectively). Accrued interest as of September 30, 2009 and December 31, 2008 was $1,618,972 and $1,380,229, respectively. The note is secured by all the assets of the Company.

In conjunction with the Agreement, the customer was granted the option to convert the outstanding balance owed to them into common stock of the Company at any time on or prior to December 12, 2009 at a conversion price of 11.76% of the Company’s fully diluted capitalization, subject to adjustment for certain events defined in the agreement. After December 12, 2009, the customer can convert any unexercised portion of its option, up to a maximum of $10 million.

D.            Commitments and Contingencies

Operating Leases

In January 2008, the Company extended its non-cancelable operating lease arrangement for its main operating facility to November 2011. The lease is subject to rent escalation clauses. In April 2007, the Company extended its second facility lease, expiring December 2009, which lease is also subject to rent escalation clauses. In accordance with accounting principles generally accepted in the United States of America, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between the rent paid and the straight line rent expense is charged to deferred rent. In addition, the Company is responsible for its proportionate share of operating expenses and real estate taxes on its leased facility. Rent expense was $324,378, $242,236 and $322,494 for the nine months ended September 30, 2009 and 2008, and the year ended December 31, 2008, respectively.

Future minimum lease obligations at September 30, 2009 are as follows:

2009 (October 1, through December 31)	$108,112
2010	370,530
2011	349,537

Total	$828,179

Under the terms of the main facility lease, the Company must maintain $19,632 in an escrow account in lieu of payment of a security deposit; the amount held in escrow is reduced over the last two years of the lease term.  This cash is classified as restricted cash on the accompanying balance sheet.

Letter of Credit

The Company has an irrevocable standby letter of credit in the amount of $19,632, which is being utilized as security for the Company’s office lease.

Employment Agreement

The Company has employment agreements with each of its Chief Executive Officer and its Chief Financial Officer which provides for one year of severance compensation if such Executive is terminated under certain circumstances.

E.            Stockholders’ Equity

Series A and B Preferred Stock

Convertible Preferred Stock - In March 2008, the Company amended its Certificate of Incorporation in Delaware to authorize the issuance of an additional 914,155 shares of its Series B preferred stock. During March 2008, the Company sold 914,488 shares at $1.64 per share for total gross proceeds of $1,499,998, and issuance costs of $59,417. As part of the purchase agreement, one of the investors was granted a warrant (“Series B Warrant”) to purchase up to an aggregate of 957,609 shares of common stock at an exercise price of $1.64 per share. The Series B Warrant becomes exercisable based upon a formula referred to in the Series B agreement. As of September 30, 2009, and December 31, 2008, 673,170 and  556,228 shares of common stock, respectively, were available for exercise under this warrant agreement. Warrants available for exercise were valued at $24,069 during the year ended December 31, 2008. During 2008, the Company issued 41,679 shares of its Series A preferred stock in conjunction with the exercise of warrants for $40,383.

Series A and B preferred shares authorized, issued and outstanding at September 30, 2009, and December 31, 2008, were as follows:

	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference

Series A	4,526,000	4,192,328	$6,156,312
Series B	6,238,120	6,157,550	23,544,863
	10,764,120	10,349,878	$29,701,175

The rights and privileges of the Series A and B stock are as follows:

Voting - Series A and Series B preferred stock have voting rights based on the number of shares of common stock into which they may be converted. Each share of Series A and Series B preferred stock is convertible into the number of whole shares of common stock equal to the number obtained by dividing (i) the Original Purchase Price per share ($0.97 for Series A and $1.64 for Series B) by (ii) the Applicable Conversion Price, as defined in the Second and Restated Certificate of Incorporation (the “Agreement”). Series A and Series B preferred stock automatically convert upon the closing of a qualified initial public offering or at the election of the requisite holders of Series A and Series B preferred stock, as defined in the Agreement.

Dividends - Series A and Series B preferred stockholders are entitled to receive dividends at the annual rate of 8% of the original purchase price per share ($0.97 for Series A and $1.64 for Series B), as defined in the Agreement, adjusted for any stock dividends, combinations or splits. Dividends are cumulative, payable annually, when and if declared by the Board of Directors, and accrue and accumulate whether or not earned or declared. Series A and Series B preferred stockholders are also entitled to participate in common stock dividends.

No dividends were declared or paid during the nine months ended September 30, 2009 or the year ended December 31, 2008; accrued dividends on the Series A and Series B preferred stock as of those dates are shown below:

	Series A	Series B

September 30, 2009	$2,106,530	$3,876,812
December 31, 2008	$1,852,189	$3,265,579

Liquidation - In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or in the event of insolvency, the holders of Series A and Series B preferred stock then outstanding is entitled to receive an amount equal to the Original Purchase Price per share for Series A ($0.97) and two times the Original Purchase Price ($1.64) for Series B, plus accrued but unpaid dividends on each share.

Redemption - At the request of a majority of the holders of Series A and B preferred stock as of February 9, 2009, the Company would have been able to redeem all of the then outstanding shares at the greater of (i) the Original Purchase Price per share ($0.97 for Series A and $1.64 for Series B) plus all accrued but unpaid dividends or (ii) the Fair Market Value at the Applicable Redemption Date, as defined in the Agreement. At December 31, 2008 the redemption price for the Series A and Series B preferred stock was $1.47 and $3.82 per share, respectively. No shares were redeemed per the agreement on February 9, 2009 and the agreement expired.

Common Stock

The Company is authorized to issue 35,000,000 shares of common stock with a par value of $0.01. Common shares are voting and distributions are payable at the discretion of the Board of Directors, if all accrued dividends on the Series A and Series B Convertible Preferred stock have been paid or declared and a sum sufficient for the payment thereof set apart.

The Company has first right of refusal on transfers of common shares, other than to permitted transferees, as defined in the Agreement. The Company has the option to purchase all, but not less than all, of the offered shares at the aggregate offer price. The Board of Directors may, in its sole discretion, elect to assign the Company’s right to purchase all of the offered shares to the stockholders of the Company.

Share Based Payment

Plan Description

The Company has stock plans for employees, directors, officers, consultants and advisors. At September 30, 2009 and December 31, 2008, an aggregate of 9,187,916 shares were authorized for grant under the plans, which cover stock options, restricted stock, restricted stock units and other stock-based awards. Awards that expire or are canceled without delivery of shares generally become available for reissuance under the plans. Option awards are generally granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant: those options generally vest over 4 years and have 10 year contractual terms. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the plans.

Restricted Stock Awards

Shares of restricted stock awarded under the Plan entitle the stockholder to all rights of common stock ownership, except that the shares may not be sold, transferred, pledged, exchanged or otherwise disposed of during the restriction period. The restriction period is determined by the Board. All restricted shares issued under the plans were fully vested at September 30, 2009 and December 31, 2008. No restricted shares were issued during the nine months ended September 30, 2009, or the year ended December 31, 2008. On the issuance date, restricted shares are recorded as deferred compensation at the fair market value. Deferred compensation is amortized over the vesting period. There was no compensation expense related to the vested restricted shares for nine months ended September 30, 2009 or the year ended December 31, 2008.

Stock Options

The fair value of each option granted in 2008 is estimated on the date of grant using the Black-Scholes option pricing model using the assumptions noted in the table below. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Company uses historical data on employee turnover and terminations to estimate the percentage of options that will ultimately be exercised. Expected volatility is based on average 2008 volatility for a representative sample of publicity traded companies in the security software industry sector. The expected term represents the period of time that the options are expected to be outstanding. The risk-free interest rate is estimated using the rate of return on U.S. Treasury Notes with a life that approximates the expected life of the option. No options were granted during the nine months ended September 30, 2009.

2008
Risk-free interest rate	1.7%
Expected term	7 years
Expected volatility	54%
Expected annual dividends	0%

A summary of option activity under the Plan as of December 31, 2008 and September 30, 2009, and changes during the year and nine months then ended is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in yrs)	Aggregate value (1)

Outstanding at December 31, 2007	6,296,968	$0.44

Granted	797,000	$0.35

Exercised	(32,630)	$0.54

Forfeited or expired	(971,386)	$0.50

Outstanding at December 31, 2008	6,089,952	$0.42

Granted	—	$—

Exercised	(20,000)	$0.35

Forfeited or expired	(163,218)	$0.47

Outstanding at September 30, 2009	5,906,734	$0.42	6.4	$1,011,230

Exercisable September 30, 2009	4,366,665	$0.44	5.8	$647,671

(1) The value of options issued from 2006-2008 is estimated using the calculated value method which incorporates an industry sector average volatility, based on a sample of publicly traded companies. The value of options issued prior to 2006 is estimated using the minimum value method which uses a volatility factor of zero.

The Weighted-average grant-date calculated value of options granted during the year ended December 31, 2008 was $0.22. No options were granted during the nine months ended September 30, 2009. The total intrinsic value of options exercised was $4,847 during the nine months ended September 30, 2009 and $4,417 during the year ended December 31, 2008.

A summary of the status of the Company’s unvested shares as of December 31, 2008 and September 30, 2009, and changes during the year then ended is presented below:

		Weighted
		Average
		Grant-Date
Unvested Shares	Shares	Fair Value (1)

Unvested at January 1, 2008	2,806,444	$0.24

Granted	797,000	$0.22

Vested	(1,077,185)	$0.23

Forfeited or expired	(182,649)	$0.10

Unnvested at December 31, 2008	2,343,610	$0.24

Granted	—	$—

Vested	(767,649)	$0.24

Forfeited or expired	(35,892)	$0.23

Unnvested at September 30, 2009	1,540,069	$0.24

As of September 30, 2009 and December 31, 2008, there was $369,781 and $550,145, respectively, of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan during the nine months ended September 30, 2009 and the year ended December 31, 2008. That cost is expected to be recognized over a weighted-average period of 1.8 years. Share based compensation expense recognized during the nine months ended September 30, 2009 and the year ended December 31, 2008 was $180,364 and $239,505, respectively and is included with general and administrative expenses in the accompanying Statement of Operations for the periods then ended.

F.            Stock Warrants and Options Issued to Non-Employees

In August 2003, the Company entered into an agreement to purchase advisory services from a vendor. Under the terms of this agreement the Company issued warrants to purchase 220,290 shares of Series A Convertible Preferred stock at $0.97 per share to the vendor, in addition to cash payments for services. The warrants are exercisable for seven years from the date of the agreement, and all warrants were still outstanding at September 30, 2009. The estimated fair value of these warrants is $147,429, which was recognized as advisory services expense during the year ended December 31, 2003. The fair value of each warrant for warrant expense included in the 2005 statement of operations, was estimated as of the date of grant using the Black-Scholes method with a risk-free interest rate of 4.47%, an expected life of 10 years, a volatility factor of 70% and a 0% dividend rule.

In 2003 and 2004, the Company converted certain outstanding notes payable into shares of Series A and Series B Convertible Preferred stock. Upon conversion, the note holders were issued warrants to purchase 154,823 shares of Series A Convertible Preferred stock at $0.97 per share, and 80,475 shares of Series B Convertible Preferred stock at $1.64 per share. The warrants were exercisable through April 2008 and February 2009, respectively. The estimated fair value of these warrants was $169,442, which was recognized as interest expense during the years ended December 31, 2003 and 2004.

In 2005 and 2004, the Company issued stock options to vendors to purchase 260,060 and 139,000 shares, respectively, of common stock at $0.60 per share in lieu of cash payments for services. The options are exercisable for ten years from the date of grant and are still outstanding at December 31, 2008 and September 30, 2009. The estimated fair value of these stock options was $122,835 and $65,335, which was recognized as advisory services expense during the years ended December 31, 2005 and 2004, respectively.

G.            Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company did not provide any provision for or benefit from income taxes during the nine months ended September 30, 2009 or the year ended December 31, 2008 due to the operating loss and a valuation allowance against the deferred tax asset.

	September 30, 2009	December 31, 2008

Current tax expense (benefit)	$—	$—
Deferred tax (benefit)	713,000	(1,408,000)
Change in valuation allowance	(713,000)	1,408,000
	$—	$—

The following is a summary of the significant components of the Company’s deferred lax assets and liabilities as of December 31:

	September 30, 2008	December 31, 2008

Deferred tax assets:
Net operating losses	$8,832,000	$8,848,000
Deferred revenue	1,539,000	1,539,000
Accounts payable and accrued expenses	726,000	836,000
Credit carryforwards	814,000	714,000
Fixed assets and other assets	50,000	60,000
	11,961,000	11,997,000
Deferred tax liabilities:
Accounts receivable and other assets	(1,244,000)	(567,000)

Net deferred tax assets	10,717,000	11,430,000
Valuation allowance	(10,717,000)	(11,430,000)

Deferred assets net	$—	$—

At December 31, 2008, the Company had approximately $22,000,000 of federal and state net operating loss carry, forwards available that expire through 2028 and 2013, respectively. A valuation allowance has been provided since it is more likely than not that the Company will not realize the value of the deferred tax assets. Under provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may limit the amount of the net operating loss carryforwards and credit carryforwards which could be utilized annually to offset future taxable income and taxes payable. The Company had not determined whether there has been such a change in ownership or the impact on the utilization of the loss carryforwards if such change has occurred.

H.           Concentrations

Uninsured cash deposits - From time to time, the Company’s cash balances in one financial institution exceed the amount insured by the federal government. At September 30, 2009 and December 31, 2008, the Company had $1,311,395 and $426,076, respectively, in excess of federally insured amounts on deposit at one financial institution. The Company does not expect to experience any loss related to this concentration risk, as its cash deposits are placed in high quality financial services organizations.

Customers - For the nine months ended September 30, 2009, three customers accounted for 33% of total revenue: sales to government entities accounted for 25% of total revenue; trade receivables from three customers represented 60% of total trade receivables at September 30, 2009.

For the year ended December 31, 2008, three customers accounted for 45% of total revenue: sales to government entities accounted for 74% of total revenue; trade receivables from three customers represented 39% of total trade receivables at December 31, 2008.

I.             401(k) Plan

The Company maintains a 401(k) savings and investment plan (“the Plan”). The Plan is intended to provide retirement benefits to participating employees. Eligible employees may contribute a percentage of their compensation to the Plan, subject to limitations defined by the Internal Revenue Code. The Company may make discretionary contributions to the Plan. The Company did not make any contributions to the Plan in 2008 or the nine months ended September 30, 2009.

J.             Subsequent Events

Merger with ActivIdentity

On December 13, 2009, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by ActivIdentity Corporation (“ActivIdentity”).  Under the terms of the Merger Agreement, upon consummation of the Merger, ActivIdentity acquired all of the capital stock of the Company for (i) $14 million in cash (subject to adjustment for cancellation of indebtedness and other specified expenses), (ii) approximately 2.2 million shares of ActivIdentity’s common stock (of which approximately 1.5 million shares are subject to an escrow to satisfy certain indemnification obligations of the stockholders of the Company), (iii) warrants for 1.0 million shares of ActivIdentity common stock with per share exercise price of $4.25 expiring December 31, 2011,  (iv) warrants for 1.0 million shares of ActivIdentity’s common stock with per share exercise price $5.00 expiring December 31, 2012 and (v) a certain amount of cash to be equal to 50% of the Company’s cash and cash equivalents less certain of its liabilities as of the effective time of the merger.  The former holders of the Company’s capital stock who received the shares of ActivIdentity common stock or warrants in the Merger agreed not to sell or otherwise dispose of such shares for a period of one year after the effective time of the Merger. ActivIdentity common stock issuable in connection with the transaction and upon exercise of the warrants was issued in a private placement.

The Company made customary representations, warranties and covenants, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between execution of the Merger Agreement and consummation of the Merger; (ii) not to engage in certain kinds of transactions during such period; (iii) not to solicit proposals relating to alternative business combination transactions and (iv) to obtain required stockholder approval of the Merger Agreement and the Merger.

The completion of the Merger was subject to various closing conditions, including (i) obtaining the approval of the stockholders of the Company; (ii) no legal or regulatory restraint or prohibition preventing the consummation of the Merger; (iii) subject to certain exceptions, the accuracy of the representations and warranties; (iv) receipt of required consents from third parties; and (v) absence of any material adverse change on the Company.

Repayment of Customer Loan

In connection with the closing of the Merger, ActivIdentity repaid $10 million of principal and $2.5 million of accrued interest and other charges to the Company’s customer in connection with the December 2005 debt financing agreement and such agreement was terminated as to future borrowing.